Exhibit 5.1

Mayer Brown LLP 700 Louisiana Street Suite 3400 Houston, TX 77002-2730 United States of America T: +1 713 238 3000 F: +1 713 238 4888 www.mayerbrown.com

January 29, 2020

Battalion Oil Corporation
1000 Louisiana St., Suite 6600
Houston, Texas 77002

Re: Battalion Oil Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Battalion Oil Corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-8 (the “Registration Statement”) of 1,505,284 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), for issuance and sale pursuant to the Battalion Oil Corporation 2020 Long-Term Incentive Plan, as amended (the “2020 Plan”).

In connection with such matters, we have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

For purposes of our opinion, we have assumed the genuineness of all signatures on all documents examined by us, the legal competency of the individuals signing any such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have also assumed that the offer and sale of the Shares will comply in all respects with the terms, conditions and restrictions set forth in the 2020 Plan.  As to other facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and have assumed, without independent inquiry, the accuracy of those representations.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that the issuance of the Shares has been duly authorized and, when issued, delivered and paid for in accordance with the 2020 Plan, such Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is

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required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP